SECOND AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT
THIS SECOND AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (this “Amendment”) is entered into effective as of the ___ day of May, 2017, by and between BG SCENIC POINT OFFICE 1, L.C., a Utah limited liability company (the “Landlord”), and HEALTHEQUITY, INC., a Delaware corporation (the “Tenant”).
RECITALS:
A.Landlord and Tenant entered into that certain Amended and Restated Lease Agreement dated May 15, 2015 (the “Original Lease”), as amended by that certain First Amendment to Amended and Restated Lease Agreement dated effective September 16, 2016 (the “First Amendment,” and together with the Original Lease, collectively, the “Lease”), pursuant to which Landlord leased to Tenant 81,326 rentable square feet of space consisting of the entire first (1st), third (3rd), and fourth (4th) floors of the Building (as defined in the Lease) (the “Existing Leased Premises”).
B.    The First Amendment incorrectly described the Commencement Date of the Lease as June 1, 2015, the correct Commencement Date is July 1, 2015.
C.    Tenant has requested to lease the second (2nd) floor of the Building containing 27,918 rentable square feet and 24,613 usable square feet more particularly shown on Exhibit “A” attached hereto (the “Expansion Premises”).
D.    Landlord and Tenant are entering into this Amendment for purposes of adding the Expansion Premises to the Existing Leased Premises and to set forth the rentable square feet and the useable square feet of the Leased Premises, and desire to amend the Lease to, among other things, reflect such agreements.
AGREEMENT:
NOW, THEREFORE, for the foregoing purposes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.    Recitals; Defined Terms. The Recitals set forth above are incorporated herein and into the Lease by reference. Capitalized terms used but not defined herein shall have their meanings set forth in the Lease.
2.    Addition of Expansion Premises. Effective as of January 1, 2018, the Expansion Premises is hereby added to and included in the definition of “Leased Premises” for all purposes under the Lease and all provisions of the Lease applicable to the Existing Leased Premises will apply to the Expansion Premises except as follows:

(a)    The rentable square feet of the Expansion Premises is 27,918 rentable square feet and 24,613 usable square feet;
(b)    Landlord shall provide Tenant with a tenant improvement allowance for the Expansion Premises in an amount equal to Twenty and No/100 Dollars ($20.00) per useable square foot of the Expansion Premises, which shall be made available to Tenant beginning September 1, 2017, and distributed to Tenant to reimburse Tenant for tenant improvements constructed by Tenant in the Expansion Premises in accordance with the procedure set forth in the Lease, including, without limitation, the requirements set forth in Exhibit “C” to the Lease;
(c)    Tenant may enter upon the Expansion Premises on September 1, 2017, for the purposes of constructing its tenant improvements, installing its FF&E, and conducting its business operations, provided, however, if Tenant enters upon the Expansion Premises for such purposes, all terms of the Lease, except the obligation to pay Basic Annual Rent, shall apply as if the Expansion Premises were a part of the Existing Leased Premises. Tenant shall, subject to the provisions of subsection 2(e) of this Amendment, commence paying Basic Annual Rent with respect to the Expansion Premises on January 1, 2018 (the “Expansion Premises Rent Commencement Date”) at the rate specified in subsection 2(d) of this Amendment;
(d)    Basic Annual Rent with respect to the Expansion Premises shall be payable as follows:

January 1, 2018 – December 31, 2018	$18.36 per rentable square foot
January 1, 2019 – December 31, 2019	$18.93 per rentable square foot
January 1, 2020 – April 30, 2020	$19.49 per rentable square foot
May 1, 2020 – April 30, 2021	$20.00 per rentable square foot
May 1, 2021 – April 30, 2022	$20.50 per rentable square foot
May 1, 2022 – April 30, 2023	$21.01 per rentable square foot
May 1, 2023 – April 30, 2024	$21.54 per rentable square foot
May 1, 2024 – April 30, 2025	$22.07 per rentable square foot
May 1, 2025 – April 30, 2026	$22.63 per rentable square foot
May 1, 2026 – March 31, 2027	$23.19 per rentable square foot

(e)    Tenant shall be entitled to an abatement of Basic Annual Rent with respect to the Expansion Premises in an amount equal to one (1) full month of Basic Annual Rent payable with respect to the Expansion Premises, which abatement shall be applied to the period commencing on the Expansion Premises Rent Commencement Date and until such abatement has been entirely applied; and

(f)    Landlord shall provide to Tenant an allocation of five (5) unreserved, nonexclusive parking spaces for each 1,000 rentable square feet of the Expansion Premises leased by Tenant.
3.    Amendment to Square Feet Measurements. Landlord and Tenant hereby agree that the total rentable square feet of the Leased Premises is 109,224 and the total usable square feet of the Leased Premises is 96,313 square feet. All references in the Lease to rentable square feet of the Building and/or the Leased Premises shall be modified to correspond to the measurements set forth in this Section 3 of this Amendment.
4.    Amendment to Section 4.1(i). Section 4.1(i) of the Lease is hereby amended by deleting the percentage of “74.44%” and replacing it with the percentage of “100%” thereby increasing Tenant’s proportionate share of the Common Area Expenses.
5.    Removal of Existing Tenant/Holdover Rent. In the event Lanyon Solutions, Inc., a Delaware corporation (“Existing Tenant”) has not vacated the Expansion Premises on or before August 31, 2017, Landlord hereby agrees to enforce the terms of that certain Lease Termination between Landlord and Existing Tenant, dated May ____, 2017, including, but not limited to, enforcing the payment to Landlord of the holdover rent sent forth therein in the amount of 125% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. In the event that Existing Tenant has not vacated the Expansion Premises on or before such date, Tenant hereby agrees that its sole and exclusive remedy shall be to receive from Landlord any amount collected by Landlord from Existing Tenant in an amount up to 125% of the Base Rent and Additional Rent.
6.    Omnibus Amendment. Any and all other terms and provisions of the Lease are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding paragraphs. Except as expressly modified and amended hereby, all other terms and conditions of the Lease shall continue in full force and effect.
7.    Broker. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this Amendment, except for Lora Munson of Coldwell Banker Commercial (“Broker”), and that they know of no other real estate broker, agent or finder who is entitled to a commission or finder’s fee in connection with this Amendment. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, equivalent compensation alleged to be owing on account of the indemnifying parties’ dealings with any real estate broker, agent or finder other than the Broker. The terms of this Section 6 will survive the expiration or earlier termination of the Lease Term.

8.    Headings. The captions and headings of the various sections of this Amendment are for convenience only and are not to be construed as defining or as limiting in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.
9.    Entire Amendment. This Amendment contains all Amendments between the Landlord and Tenant with respect to the matters set forth herein, and no Amendment not contained herein shall be recognized by Landlord and Tenant. In the event of any amendment or modification of this Amendment, the amendment or modification shall be in writing signed by Landlord and Tenant in order to be binding upon Landlord and Tenant. This Amendment is only for the benefit of Landlord and Tenant, and no third party shall be entitled to rely on the provisions of this Amendment. In the event of a conflict between the provisions of this Amendment and the Lease, the provisions of this Amendment shall control.
10.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
11.    Authority. Each individual executing this Amendment does thereby represent and warrant to each other person so signing (and to each other entity for which such other person may be signing) that he or she has been duly authorized to deliver this Amendment in the capacity and for the entity set forth where she or he signs.
{Signature Page Follows}

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	BG SCENIC POINT OFFICE 1 L.C., a Utah limited liability company, by its manager

The Boyer Company, L.C., a Utah limited liability company

By:	_______________________ Name: Title: Manager

TENANT:	HEALTHEQUITY, INC., a Delaware corporation

By:
Name:
Title:

4812-9480-0200, v. 1

Exhibit “A”

Depiction of Expansion Premises